Exhibit 99.1

 MBIA Inc. Reports 1 Percent Increase in First Quarter 2005 Earnings Per Share;
                    Operating Income Per Share up 10 Percent

     ARMONK, N.Y.--(BUSINESS WIRE)--May 3, 2005--MBIA Inc. (NYSE: MBI), the holding company for MBIA Insurance Corporation, reported today that first quarter 2005 diluted earnings per share increased 1 percent to $1.43 per share, compared to $1.42 per share in the first quarter of 2004. Net income for the first quarter was $200.5 million, down 4 percent compared to $208.6 million in the first quarter of 2004. First quarter per share results in 2004 were positively impacted by $0.20 of net realized gains versus $0.01 of net realized gains in the first quarter of 2005.


Diluted earnings per share information
--------------------------------------
                                                 Three Months
                                                     Ended
                                                   March 31
                                         -----------------------------
                                              2005           2004
                                         --------------- -------------
Net income                                        $1.43         $1.42

 Net realized gains                                0.01          0.20
 Net gains (losses) on derivative
  instruments and foreign exchange                 0.02         (0.05)
                                         --------------- -------------
Operating income (1)                              $1.40         $1.27

(1) Presented on the same basis as
    analysts' estimates


     For the first quarter of 2005 operating income, which excludes the effects of net realized gains, net unrealized gains and losses on derivative instruments and foreign exchange, increased 10 percent to $1.40 per share from $1.27 per share in the first quarter of 2004. Excluding refundings, first quarter 2005 operating income rose 12 percent to $1.24 per share from $1.11 per share in the same period of 2004.
     Gary Dunton, MBIA Chief Executive Officer, said, "MBIA reported acceptable financial and operating results for the first quarter. Despite a challenging market environment, new business production during the first quarter of 2005 was satisfactory, particularly in comparison to the weak production in last year's first quarter. We were able to capitalize on a series of excellent opportunities that met our pricing and underwriting standards. We remain confident in our ability to provide long-term value in the global capital markets even in light of current credit spreads and competition."

     Insurance Operations

     Adjusted direct premium (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded, increased 130 percent to $317.6 million in the first quarter of 2005 from $138.0 million in the first quarter of 2004. The increase was primarily due to strong domestic production in both public finance and structured finance operations during 2005.


MBIA - Adjusted Direct Premium (ADP)

($ in millions)                          Three Months Ended
                                              March 31
                                           2005      2004     % Change
                                         --------- --------- ---------
Global Public Finance
     United States                       $  143.6  $   55.2       160%
     Non-United States                        7.6       3.7       103%
                                          --------  -------- ---------
Total                                       151.2      58.9       157%

Global Structured Finance
     United States                          136.4      60.0       127%
     Non-United States                       30.0      19.1        57%
                                          --------  -------- ---------
Total                                       166.4      79.1       110%

Total                                    $  317.6  $  138.0       130%


     Global public finance ADP increased 157 percent in the first quarter of 2005 compared to very weak production in the first quarter of 2004. U.S. public finance production reflected solid expansion across all business lines with several large transactions in the transportation sector. International public finance saw a slight improvement in new business production, as this market continues to be uneven. Credit quality for global public finance transactions remained very high, with 92 percent of insured business written rated Single-A or above in 2005.
     Global structured finance ADP showed strong growth in the first quarter of 2005 compared to first quarter production in 2004, driven by an increase in domestic production. In global structured finance, 64 percent of insured business written in 2005 was rated Single-A or higher.
     Scheduled earned premiums in the first quarter of 2005 rose 5 percent to $169.9 million from $162.0 million in the first quarter of 2004. With fewer large international public finance transactions and heavy refunding activity over the last several quarters, the growth of scheduled earned premiums was slower than in 2004. Earned premiums from refundings were $36.4 million, down from the record $39.9 million in first quarter of 2004.
     Pre-tax net investment income in the first quarter of 2005, excluding net realized gains, was $119.1 million, a 2 percent decrease from $121.8 million in the same period of 2004. First quarter after-tax net investment income decreased 1 percent to $94.6 million in the first quarter of 2005, compared to $95.2 million in the first quarter of 2004, primarily due to a relatively constant level of invested assets.
     MBIA's advisory fees in the first quarter of 2005 were up 10 percent to $6.4 million from $5.9 million during the first quarter of 2004.
     Insurance expenses, consisting of the amortization of deferred acquisition costs and operating expenses, were up 5 percent for the first quarter to $45.5 million from $43.1 million in the first quarter of 2004. The GAAP expense ratio increased slightly to 22.0 percent in the first quarter of 2005, compared to
21.4 percent in the prior year period.
     MBIA's pre-tax operating income from insurance operations, which excludes the effects of net realized gains and net unrealized gains and losses on derivative instruments and foreign exchange, was flat at $266.0 million in the first quarter of 2005 compared to $267.0 million in the same period of 2004.

     Risk Management and Loss Reserves

     The company incurred $20.4 million in loss and loss adjustment expenses in the first quarter of 2005, a 5 percent increase compared to $19.4 million in last year's first quarter. The growth was driven by an increase in scheduled earned premiums, which is the basis for the company's loss reserve formula. Although there were no new case reserves established in the first quarter of 2005, total case incurred activity totaled $19.5 million.
     The insured portfolio continued to show improvement in credit quality during the first quarter of 2005. The portion of the portfolio rated below investment grade is now less than 2 percent.

     Investment Management Services

     The market value of quarterly average fixed-income assets under management was $41.6 billion in the first quarter of 2005, up 12.8 percent from $36.9 billion in the first quarter of last year. Pre-tax operating income from MBIA's investment management businesses, which excludes the effects of net realized gains and net unrealized gains and losses on derivative instruments and foreign exchange, increased 90 percent in the first quarter of 2005 to $22.4 million from $11.8 million in 2004 as a result of increased revenues and a non-recurring reduction in compensation expenses.

     Corporate

     Net corporate segment expenses, excluding the effects of net realized gains and losses, decreased 17 percent for the first quarter of 2005 to $17.8 million from $21.5 million in the same period last year. The decrease was due to a combination of higher net investment income and lower expenses, partially offset by an increase in interest expense during the first quarter of 2005.

     Gains and Losses

     In the first quarter of 2005, MBIA recorded net realized gains of $1.7 million for all business operations, compared to net realized gains of $44.3 million in the first quarter of 2004, due to the sale of a common stock investment.
     The company recorded pre-tax mark-to-market net unrealized gains on derivative instruments and foreign exchange of $5.2 million for all business operations in the first quarter of 2005, compared to pre-tax mark-to-market net unrealized losses of $10.7 million in the first quarter of 2004.

     Book Value and Adjusted Book Value

     MBIA's book value per share at the end of the first quarter was $47.18, down slightly from $47.20 at December 31, 2004. Although book value remained relatively unchanged, the effect of net income from operations was offset by the effect of repurchasing shares and a decrease in the unrealized appreciation of investments. Adjusted book value (ABV) per share, a non-GAAP measure, at March 31, 2005 rose 3 percent to $68.12 from $66.29 at December 31, 2004. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, unrealized gains or losses on investment contract liabilities and a provision for loss and loss adjustment expenses.

     Share Repurchase

     During the first quarter of 2005, the company repurchased over 3.4 million shares at an average cost of $58.52 per share. An additional 1 million shares were repurchased in April 2005. The Company now has approximately 6.4 million shares remaining in the share buyback program, which was authorized by the Board of Directors in 2004.

     Conference Call

     MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Nicholas Ferreri, MBIA Chief Financial Officer, followed by a question and answer session. The conference call will be Web cast live on MBIA's Web site at http://investor.mbia.com (then select "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 outside the United States. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.

     MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

     This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

     Explanation of Non-GAAP Financial Measures

     The following are explanations of why MBIA believes that the non-GAAP financial measures typically used in the company's press releases, which serve to supplement GAAP information, are meaningful to investors.
     Operating Income: The company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and non-recurring items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the company.
     Operating Return on Equity (ROE): The company believes operating return on equity is a useful measurement of performance because it measures return on equity based upon income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and non-recurring items. Operating return on equity is also provided to assist research analysts and investors who use this information in their analysis of the company.
     Adjusted Direct Premiums: The company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.
     Adjusted Book Value: The company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the company. Since the company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the company's part, ABV provides an indication of the company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.


                      MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------

                         (dollars in thousands)

                                              March 31,   December 31,
                                                 2005         2004
                                             ------------ ------------
Assets
------
 Investments:
  Fixed-maturity securities held as
   available-for-sale, at fair value
   (amortized cost $20,476,640 and
   $18,802,894)                              $21,134,588  $19,679,905
  Investments held-to-maturity, at amortized
   cost (fair value $7,120,369 and
   $7,535,787)                                 7,140,265    7,540,218
  Investment agreement portfolio pledged as
   collateral, at fair value (amortized cost
   $744,071 and $713,704)                        768,196      730,870
  Short-term investments, at amortized cost    1,859,417    2,405,192
  Other investments                              258,949      261,865
                                             ------------ ------------
   Total investments                          31,161,415   30,618,050

 Cash and cash equivalents                       544,484      366,236
 Accrued investment income                       336,904      312,208
 Deferred acquisition costs                      371,932      360,496
 Prepaid reinsurance premiums                    462,390      471,375
 Reinsurance recoverable on unpaid losses         33,202       33,734
 Goodwill                                         79,406       79,406
 Property and equipment (net of accumulated
  depreciation)                                  113,124      114,692
 Receivable for investments sold                 100,865       67,205
 Derivative assets                               270,648      288,811
 Other assets                                    282,295      315,197
                                             ------------ ------------
  Total assets                               $33,756,665  $33,027,410
                                             ============ ============

Liabilities and Shareholders' Equity
--------------------------------------------
 Liabilities:
  Deferred premium revenue                    $3,238,851   $3,211,181
  Loss and loss adjustment expense reserves      755,563      726,617
  Investment agreements                        9,316,470    8,678,036
  Commercial paper                             2,302,859    2,598,655
  Medium-term notes                            7,414,651    6,943,840
  Variable interest entity floating rate
   notes                                         600,670      600,505
  Securities sold under agreements to
   repurchase                                    686,131      647,104
  Short-term debt                                 58,745       58,745
  Long-term debt                               1,325,460    1,332,540
  Current income taxes                            12,126           --
  Deferred income taxes, net                     573,849      610,545
  Deferred fee revenue                            24,355       26,780
  Payable for investments purchased              201,138       94,609
  Derivative liabilities                         428,360      528,562
  Other liabilities                              381,426      390,620
                                             ------------ ------------
   Total liabilities                          27,320,654   26,448,339

 Shareholders' Equity:
  Common stock                                   156,242      155,608
  Additional paid-in capital                   1,449,944    1,410,799
  Retained earnings                            5,377,327    5,215,191
  Accumulated other comprehensive income         500,516      611,173
  Unearned compensation - restricted stock       (56,206)     (34,686)
  Treasury stock                                (991,812)    (779,014)
                                             ------------ ------------
   Total shareholders' equity                  6,436,011    6,579,071

  Total liabilities and shareholders' equity $33,756,665  $33,027,410
                                             ============ ============




                      MBIA INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                   ---------------------------------

           (dollars in thousands except per share amounts)


                                   Three Months Ended     Year Ended
                                        March 31           December 31
                               -------------------------  ------------
                                  2005         2004          2004
                               ------------ ------------  ------------
Insurance operations
 Revenues:
  Gross premiums written          $282,619     $204,693    $1,116,915
  Ceded premiums                   (35,688)     (30,732)     (146,880)
                               ------------ ------------  ------------
   Net premiums written            246,931      173,961       970,035

  Scheduled premiums earned        169,873      161,994       682,343
  Refunding premiums earned         36,365       39,876       140,124
                               ------------ ------------  ------------
   Premiums earned                 206,238      201,870       822,467

  Net investment income            119,146      121,841       474,415
  Advisory fees                      6,425        5,865        41,539
  Net realized gains                   211       46,293        77,582
  Net gains (losses) on
   derivative instruments and
   foreign exchange                 (6,075)       1,070         7,389
                               ------------ ------------  ------------
   Total insurance revenues        325,945      376,939     1,423,392

 Expenses:
  Losses and LAE incurred           20,385       19,439        81,880
  Amortization of deferred
   acquisition costs                16,293       15,586        64,290
  Operating                         29,166       27,526       116,413
                               ------------ ------------  ------------
   Total insurance expenses         65,844       62,551       262,583

 Insurance income                  260,101      314,388     1,160,809
                               ------------ ------------  ------------

Investment management services
 Revenues                          186,235      121,460       551,926
 Net realized gains (losses)         3,194       (1,817)       (4,120)
 Net gains (losses) on
  derivative instruments and
  foreign exchange                  11,178      (11,733)       (5,508)
                               ------------ ------------  ------------
   Total investment management
    services revenues              200,607      107,910       542,298

 Interest expense                  149,418       91,035       413,615
 Expenses                           14,377       18,587        76,912
                               ------------ ------------  ------------
   Total investment management
    services expenses              163,795      109,622       490,527

                               ------------ ------------  ------------
 Investment management
  services income                   36,812       (1,712)       51,771
                               ------------ ------------  ------------

Municipal services
 Revenues                            5,536        5,959        27,593
 Net realized losses                   (85)          (5)          (81)
 Net gains (losses) on
  derivative instruments and
  foreign exchange                     130            --         (279)
                               ------------ ------------- ------------
   Total municipal services
    revenues                         5,581        5,954        27,233
 Expenses                            5,405        5,854        25,649
                               ------------ ------------  ------------
 Municipal services income             176          100         1,584
                               ------------ ------------  ------------

Corporate
 Net investment income               7,927        2,120         8,446
 Net realized losses                (1,608)        (220)         (467)
 Interest expense                   22,021       17,774        74,651
 Corporate expenses                  3,681        5,890        17,579
                               ------------ ------------  ------------
 Corporate loss                    (19,383)     (21,764)      (84,251)
                               ------------ ------------  ------------

Income from continuing
 operations before income
 taxes                             277,706      291,012     1,129,913

Provision for income taxes          77,202       82,424       317,185
                               ------------ ------------  ------------

Income from continuing
 operations                        200,504      208,588       812,728

 Income (loss) from
  discontinued operations, net
  of tax                                 --          29          (602)
 Gain on sale of discontinued
  operations, net of tax                 --           --        3,178
                               -------------------------- ------------
  Income from discontinued
   operations                            --          29         2,576

Net income                        $200,504     $208,617      $815,304
                               ============ ============  ============

Net income per common share:
 Basic                               $1.46        $1.45         $5.75
 Diluted                             $1.43        $1.42         $5.63

Weighted-average common shares
 outstanding:
 Basic                         137,258,739  143,608,056   141,861,225
 Diluted                       140,442,217  146,647,142   144,799,513



                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
--------------------------------------------------------------------
(dollars in millions)

                                                   Three Months Ended
                                                         March 31
                                                   -------------------
                                                     2005      2004
                                                    --------  --------

Adjusted direct premiums (1)                       $  317.6  $  138.0

    Adjusted premiums assumed                             --     (2.9)

                                                   -------- --------
Adjusted gross premiums                               317.6     135.1

    Present value of estimated future installment
     premiums (2)                                    (175.8)    (82.3)

                                                   -------- --------
Gross upfront premiums written                        141.8      52.8

    Gross installment premiums received               140.8     151.9

                                                   -------- --------
Gross premiums written                             $  282.6  $  204.7
                                                    ========  ========

(1) A non-GAAP measure.
(2) At March 31, 2005 the discount rate was 4.8% and at March 31, 2004 the discount rate was 4.7%.


Components of Net Income per Share (1)
--------------------------------------



                                                   Three Months Ended
                                                         March 31
                                                   -------------------
                                                     2005      2004
                                                    --------  --------

Net income                                         $   1.43  $   1.42

 Income from discontinued operations                      --     0.00
                                                    --------- --------

Net income from continuing operations                  1.43      1.42

 Net realized gains                                    0.01      0.20

 Net gains (losses) on derivative instruments
   and foreign exchange                                0.02     (0.05)
                                                    --------  --------

Operating income (2)                               $   1.40  $   1.27
                                                    ========  ========

(1)May not add due to rounding.
(2)A non-GAAP measure.




                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                             March 31, 2005        December 31, 2004
                         ---------------------- ----------------------

Book value                              $47.18                 $47.20
After-tax value of:
 Deferred premium revenue     15.43                 14.97
 Prepaid reinsurance
  premiums                    (2.20)                (2.20)
 Deferred acquisition
  costs                       (1.77)                (1.68)
                         -----------            ----------
  Net deferred premium
   revenue                               11.46                  11.09
 Present value of
  installment premiums(1)                10.17                   9.83
 Unrealized gains on
  investment contract
  liabilities                             2.12                   0.88
 Loss provision (2)                      (2.81)                 (2.71)
                                    -----------           ------------
Adjusted book value (3)                 $68.12                 $66.29
                                    ===========           ============


(1) At March 31, 2005 and December 31, 2004, the discount rate was
    4.8%.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3) A non-GAAP measure.


                   CONSOLIDATED INSURANCE OPERATIONS
                   ---------------------------------

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------
(dollars in millions)

                                     March 31,              December
                                        2005                 31, 2004
                                    -----------           ------------

 Capital and surplus                  $3,604.7               $3,394.7
 Contingency reserve                   2,655.3                2,666.0
                                    -----------           ------------

     Capital base                      6,260.0                6,060.7

 Unearned premium reserve              3,393.7                3,346.0
 Present value of installment
  premiums  (1)                        2,135.0                2,108.3
                                    -----------           ------------

     Premium resources                 5,528.7                5,454.3

 Loss and loss adjustment expense
  reserves                               287.6                  272.5
 Soft capital credit
  facilities                             850.0                1,100.0
                                    -----------           ------------

     Total claims-paying
      resources                      $12,926.3              $12,887.5
                                    ===========           ============


 Net debt service
  outstanding                       $886,242.5             $890,222.1

 Capital ratio (2)                       142:1                  147:1

 Claims-paying ratio (3)                  81:1                   81:1

(1) At March 31, 2005 and December 31, 2004, the discount rate was
    4.8%.
(2) Net debt service outstanding divided by the capital base.
(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.


     CONTACT: MBIA Inc.
              Michael C. Ballinger, 914-765-3893